Ex. 99.1
Unaudited Pro Forma Condensed Combined Financial Information
On July 17, 2025, Talen Energy Corporation (“TEC”, “Talen”, or the “Company”), through its wholly owned subsidiary, Talen Generation, LLC, entered into two purchase and sale agreements in contemplation of each other (collectively, the “Purchase Agreements”) with affiliates of Caithness Energy, L.L.C., pursuant to which we agreed to purchase the (i) the Freedom Energy Center, a 1,045 MW (summer rating) natural gas fired combined cycle generation plant located in Luzerne County, Pennsylvania (the “Freedom Acquisition”); and (ii) the Guernsey Power Station, a 1,836 MW (summer rating) natural gas fired combined cycle generation plant located in Guernsey County, Ohio (the “Guernsey Acquisition” and, together with the Freedom Acquisition, the “Acquisitions”). The aggregate purchase price for the Acquisitions was $3.8 billion, in each case as adjusted in accordance with the applicable Purchase Agreement.
On November 25, 2025 (the “Closing Date”), the Company consummated the Acquisitions and related transactions pursuant to the Purchase Agreements (the “Closing”) and acquired all of the issued and outstanding membership interests in (i) Moxie Freedom, LLC, a Delaware limited liability company and (ii) Guernsey Power Holdings, LLC, a Delaware limited liability company (which owns 100% of the membership interests in Guernsey Power Station, LLC, a Delaware limited liability company) (collectively, the “Acquired Entities”).
In connection with the Acquisitions, the Company completed the following financing transactions (“Financing Transactions”):
▪Unsecured Notes Issuances. In October 2025, issued in private offerings and each at par: (i) $1.4 billion in aggregate principal amount of unsecured notes due 2034 and (ii) $1.3 billion in aggregate principal amount of unsecured notes due 2036 (together, the “Unsecured Notes”). The proceeds of the Unsecured Notes were used, together with the net proceeds of the senior secured term loan B credit facility (as discussed below), to fund the Acquisitions.
▪Credit Facility Transactions. In November 2025, several financing transactions became effective concurrently with the Closing:
•TLB-3. Drew in full the $1.2 billion senior secured term loan B credit facility (the “TLB-3”), the proceeds of which, together with the proceeds from the unsecured notes, were used to fund the Acquisitions.
•Revolving Credit Facility (the “RCF”). Increased its existing RCF (including its revolving LC capacity) from $700 million to $900 million.
•Letter of Credit Facility (the “LCF”). Upsized its existing $900 million LCF to $1.1 billion and extended the maturity from December 2026 to December 2027.
The following unaudited pro forma condensed combined financial information of Talen, referred to in this section as the pro forma financial information, is presented to illustrate the effects of the Acquisitions and the related Financing Transactions, which are referred to in this section as the pro forma transactions. The unaudited pro forma condensed combined financial information is comprised of an unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, referred to herein as the pro forma income statement, and accompanying notes, referred to herein as the notes to the pro forma financial statements. The pro forma income statement gives effect to the pro forma transactions, which for purposes of the pro forma financial information include the incurrence of approximately $3.8 billion (net of fees) of aggregate indebtedness under the Financing Transactions, as if they had occurred on January 1, 2025, the first day of Talen’s fiscal year ended December 31, 2025. An unaudited pro forma condensed combined balance sheet as of December 31, 2025 is not presented as the Acquisitions and related Financing Transactions, and the Acquisitions, were fully reflected in Talen’s annual report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026
The pro forma financial information is based on and should be read in conjunction with the following historical financial statements of Talen, Moxie Freedom, LLC (“Freedom”) and Guernsey Power Holdings, LLC (“Guernsey”):
•Talen’s historical audited consolidated financial statements and related notes for the year ended December 31, 2025, included in Talen’s annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026.
•Freedom’s historical unaudited condensed financial statements and related notes for the three and nine months ended September 30, 2025, attached as Exhibit 99.2 to the Form 8-K/A filed with the SEC on February 9, 2026 as an amendment to the Form 8-K originally filed and dated November 25, 2025.
•Guernsey’s historical unaudited condensed consolidated financial statements and related notes for the three and nine months ended September 30, 2025, attached as Exhibit 99.4 to the Form 8-K/A filed with the SEC on February 9, 2026 as an amendment to the Form 8-K originally filed and dated November 25, 2025.
The financial information of Freedom and Guernsey for the period from October 1, 2025 through November 24, 2025 is based on unaudited accounting records of Freedom and Guernsey.

The pro forma financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, referred to as GAAP, in accordance with Accounting Standards Codifications (ASC) 805, Business Combinations. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets to be acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. Talen has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the Closing Date of the Acquisitions based on Talen’s preliminary valuation of the tangible and intangible assets to be acquired and liabilities assumed in the Purchase Agreements using information currently available. Adjustments to the preliminary amounts may be made in subsequent periods, up to one year from the Closing Date, as information necessary to complete the analysis is obtained. The final valuation of assets acquired and liabilities assumed in the Acquisitions may be materially different than the estimated values assumed in the pro forma financial information.
In accordance with Article 11 of Regulation S-X, the pro forma financial information has been prepared for illustrative and informational purposes only and is not intended to represent what Talen’s results of operations or financial position would have been had the Acquisitions occurred on the dates indicated, or what they will be for any future periods or as of any future date. The pro forma financial information does not reflect the realization of any expected cost savings or other synergies or dis-synergies that may be realized as a result of the Acquisitions.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year ended December 31, 2025

(Millions of Dollars, except share data)	Historical Talen Energy Corporation (a)	Historical Acquired Entities as Reported for Nine Months Ended September 30, 2025 (b)	Historical Acquired Entities for October 1, 2025 to November 24, 2025	Acquisition Accounting Adjustments		Other Accounting Adjustments		Pro Forma Combined
Energy and other revenues	$2,141	$606	$55	$—		$—		$2,802
Capacity revenues	485	78	29	—		—		592
Unrealized gain (loss) on derivative instruments	(45)	—	(3)	—		—		(48)
Operating Revenues	2,581	684	81	—		—		3,346

Fuel and energy purchases	(908)	(355)	(36)	90	3(a)	—		(1,209)
Nuclear fuel amortization	(97)	—	—	—		—		(97)
Unrealized gain (loss) on derivative instruments	(61)	—	—	—		—		(61)
Energy Expenses	(1,066)	(355)	(36)	90		—		(1,367)

Operating Expenses
Operation, maintenance and development	(620)	(45)	(13)	5	3(b)	—		(673)
General and administrative	(624)	—	—	—		—		(624)
Depreciation, amortization and accretion	(279)	(56)	(11)	67	3(c)	—		(388)
				(109)		—
Other operating income (expense), net	(82)	—	—	—		—		(82)
Operating Income (Loss)	(90)	228	21	53		—		212
Nuclear decommissioning trust funds gain (loss), net	182	—	—	—		—		182
Interest expense and other finance charges	(302)	(90)	(12)	95	3(d)	(211)	4(a)	(513)
				7
Gain (loss) on sale of assets, net	34	—	—	—		—		34
Other non-operating income (expense), net	10	—	—	—		—		10
Income (Loss) Before Income Taxes	(166)	138	9	155		(211)		(75)
Income tax benefit (expense)	(53)	—	—	(63)	3(e)	45	4(b)	(71)
Net Income (Loss) Attributable to Stockholders	$(219)	$138	$9	$92		$(166)		$(146)

Per Common Share					3(f)
Net Income (Loss) Attributable to Stockholders - Basic	$(4.79)							$(3.20)
Net Income (Loss) Attributable to Stockholders - Diluted	$(4.79)							$(3.20)
Weighted-Average Number of Common Shares Outstanding - Basic (in thousands)	45,692							45,692
Weighted-Average Number of Common Shares Outstanding - Diluted (in thousands)	45,692							45,692
__________________
(a)Includes the financial results of Freedom and Guernsey from November 25, 2025 to December 31, 2025.
(b)See the pro forma financial information attached as Exhibit 99.5 to the Form 8-K/A filed with the SEC on February 9, 2026 as an amendment to the Form 8-K originally filed and dated November 25, 2025.

Notes to the Unaudited Pro Forma Financial Information
1.Basis of Presentation
The pro forma financial information has been prepared in accordance with Article 11 of SEC Regulation S-X. The Acquisitions are being accounted for as a business combination using the acquisition method of accounting under U.S. GAAP, in accordance with the provisions of ASC 805, Business Combinations, which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates based on the same facts and circumstances.
Talen has completed preliminary detailed valuation studies necessary to determine the fair value of the Freedom and Guernsey assets to be acquired and liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management's preliminary estimates of the fair value of the assets acquired and liabilities assumed. The final allocation of the purchase price will be completed following the Closing Date as information necessary to complete the analysis is obtained. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the pro forma financial information and Talen’s future results of operations and financial position. There can be no assurance that such final allocation of the purchase price will not result in material changes.
The historical financial statements of Freedom and Guernsey (together, the “Acquired Entities”), and TEC were each prepared in accordance with U.S. GAAP. As discussed in Note 3, certain reclassifications have been made to align Talen and the Acquired Entities’ financial statement presentations for purposes of preparing the pro forma financial information. The Company believes it has identified all material adjustments necessary to conform the Acquired Entities’ accounting policies to those of Talen. Subsequent to the Closing Date, as more information to complete the analysis is obtained, Talen will perform additional assessments on accounting policies as required. As a result of such assessments, Talen may identify differences between the accounting policies of the companies, requiring conforming adjustments which could have a material impact on the pro forma financial information.
Transaction cost of $43 million are included in the historical TEC results and presented as “Other operating income (expenses), net” on the Unaudited Pro Forma Condensed Combined Statement of Operations.
There were no material intercompany transactions or balances between Talen and the Acquired Entities or between each of the Acquired Entities for the year ended December 31, 2025. Dollars are in millions, unless otherwise noted.
2.Preliminary Purchase Price Allocation
See Talen’s annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026 for information on the consideration and preliminary purchase price allocation related to the Acquisitions.
3.Acquisition Pro Forma Adjustments and Assumptions
The acquisition and pro forma adjustments reflect:
(a)the recognition of the periodic amortization, which reduces the carrying value of liabilities associated with long-term natural gas purchase agreements, that is expected to occur in future periods through contract expiry.
Freedom and Guernsey are each party to a long-term natural gas purchase agreement with third parties. Under the terms of the arrangements, the suppliers each provide a significant amount of the natural gas required to generate power at the facilities and expire in July 2028 for Freedom and February 2033 for Guernsey. The price paid for natural gas under each contract is variable based on changes to their respective market prices earned for electric generation. Accordingly, as the wholesale price of power at each facility increases or decreases, the price paid for fuel under the long-term contracts result in corresponding changes. As the acquired fuel supply arrangements meet executory contract accounting requirements, their acquisition fair values were measured as of the Closing Date and presented as long-term liabilities. Such liabilities are amortized as reductions to fuel expense through expiry. As the fair value of each fuel supply contract resulted in a Closing Date liability, it reflects favorable long term wholesale market power prices for electric generation at each facility.

Fuel supply contracts amortization	Year Ended December 31, 2025
	Freedom	Guernsey	Total
Fuel and energy purchases	$16	$74	$90

(b)the elimination of costs associated with asset management service agreements between Freedom and Guernsey and their affiliate as such service agreements were not assumed under the Purchase Agreements.

	Year Ended December 31, 2025
	Freedom	Guernsey	Total
Asset management agreements	$2	$3	$5
(c)the elimination of the historical Freedom and Guernsey depreciation of property, plant and equipment.

	Year Ended December 31, 2025
	Freedom	Guernsey	Total
Depreciation, amortization and accretion	$24	$44	$67
the estimated periodic depreciation measured at the estimated fair value allocated to such assets.

Depreciation	Year Ended December 31, 2025
	Freedom	Guernsey	Total
Electric generation	$40	$68	$109
(d)the elimination of the historical Freedom and Guernsey interest expense and debt financing costs as the Acquired Entities’ debt agreements were not assumed under the Purchase Agreements.

Interest expense and other finance charges	Year Ended December 31, 2025
	Freedom	Guernsey	Total
Interest expense	$29	$59	$88
Amortization of deferred financing costs	3	4	7
Total			$95
adjustments to eliminate the net unrealized and realized gains and losses associated with interest rate swaps as such agreements were not assumed by Talen under the Purchase Agreements.

Interest rate swaps	Year Ended December 31, 2025
	Freedom	Guernsey	Total
Unrealized gain (loss) on derivative instruments	$(5)	$(21)	$(26)
Interest expense and other finance charges	2	17	19
Total			$(7)
(e)the adjustments to the income tax expense (benefit) related to the historical income (loss) before income taxes and the resulting pro forma acquisition adjustments, which were tax-effected using a statutory rate of 21%.
(f)the effect of the cumulative pro forma acquisition adjustments on Talen’s ordinary shares and earnings per share:

Pro forma earnings per share	Year Ended December 31, 2025
Pro forma net income attributable to Talen	$(146)

Basic:
Historical weighted average of Talen common shares outstanding (in thousands)	45,692
Pro forma earnings per share - basic	$(3.20)

Diluted:
Historical weighted average of Talen common shares outstanding (in thousands)	45,692
Pro forma earnings per share - diluted	$(3.20)

4.Other Accounting Pro Forma Adjustments and Assumptions
(a)The Financing Transactions consummated by Talen to complete the Acquisitions reflect a pro forma adjustment to interest expense utilizing the interest rates at the time of the preparation of this pro forma information. Additionally, it is assumed that borrowings occur on January 1, 2025 and remain outstanding throughout the periods presented.

Interest expense	Year Ended December 31, 2025
Interest expense associated with Financing Transactions	$205
Amortization of new deferred finance costs and original issue discounts	6
Pro forma adjustment to interest expense	$211

The following table represents the effect on pro forma interest expense from the results of a hypothetical change to assumed interest rates on variable interest debt (the new TLB-3).

Increase (decrease) in interest expense	Year Ended December 31, 2025
0.125% increase in interest rate	$1
0.125% decrease in interest rate	(3)
(b)Represents the pro forma adjustments to income tax expense (benefit) related to the income (loss) before income taxes resulting from the other accounting pro forma adjustments at an estimated statutory rate of 21%.